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                                                                   EXHIBIT 10.24

February 3, 2000


Mr. Tom Baxter
219 Ravenscliff Road
St. David's, PA  19087


Dear Tom,

This is an historic day for Audible. I am extremely pleased to offer you the position of Chief Executive Officer here at Audible, Inc., and to ask you to join me in this great adventure. Everyone you've met here is deeply impressed with your good humor, talent, creativity, your estimable credentials, your record of success, and with your obvious passion for our cultural vision and business potential. I am exceedingly confidant that you will take Audible to the next level as we help create a new business ategory and help launch a new medium.

Here is a summary of our employment offer, with details following:

o You will become Chief Executive Officer, President, and a member of the Board of Directors -- and report to the Board of Directors.
o You will be paid $250,000/year as a base salary with an annual bonus target of 50%, paid quarterly against your objectives.
o You will receive 100,000 restricted shares of Audible @ $5 below the market price.
o Subject to the conditions described below, you will be granted options to purchase 1,500,000 shares of Audible's common stock at a strike price equal to the closing price of ADBL on NASDAQ on the day before you commence work at Audible.
o  You will be enrolled in the company's various benefits programs.
o You will agree to commence work part time no later than the week of February 15th and full time by the end of the month.
o  This offer is good until 5PM Tuesday, February 8th.

Here are the details:

Stock Options: The common stock options granted to you (subject to approval of the Board of Directors) will be pegged to an exercise price equal to the closing price of ADBL on NASDAQ on the day before you commence work at Audible.

Vesting Schedule: A significant number of options will be Incentive Stock Options (ISO's). This, up to the level at which the number of options exceed the ISO limitation, in which case the remaining portion of the options will have to be issued as Non-qualified Options. In any event, 12% of these options will vest six months after you commence
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employment, and 2% will vest each month thereafter. You will have at least five years to exercise these options.


Restricted Stock: Your restricted shares, issued at $5 below the closing price of ADBL on NASDAQ the day before you commence work at Audible, will begin vesting immediately at rate of 4.16% per month. The purchase price of the shares is payable in cash, by promissory note, or by a combination of both. Assuming you remain an employee of the Company until all your restricted shares are fully vested in two years, the company will provide a one-time bonus equal to the accrued interest on the note.


Accelerated Vesting: Our option agreement provides for automatic vesting of 50% of unvested options and shares in the event of a sale or merger of the company prior to full vesting. It also provides that, at the time of the transaction, additional accelerated vesting can be approved by the Board.

Quarterly Bonus: We believe in a strong, results-oriented company culture and to emphasize that, we have a performance-based, cash compensation plan for senior managers. Every quarter you will propose, for approval by the compensation of the Board of Directors, a set of measurable objectives for the company. At the end of the quarter, and based on accomplishments against those objectives and approval by the Board's compensation committee, you will be paid a bonus.


Benefits: The Company has a standard health plan and will cover 100% of your premium and 50% of your dependents' premiums. The time-off policy is 15 days of paid leave per year (sick, mental health, or vacation time) and paid holiday days. There is also a dental plan. I realize that you will be taking a family trip in March for a week, and we have also reached an understanding concerning your time on site in Wayne. You have said that your normal workweek in Wayne will run from Monday morning to Thursday night, with "virtual" management persisting by phone and email thereafter. We will discuss payments - or a payment allowance - for your apartment near our offices, and you can decide the nature of this payment in light of your own analysis of our overall expenses.

The company will also pay 25% of your annual membership at a health club of your choice, reasonably approved by Audible. The company also has a 401(k) plan, which is 100% employee-funded and voluntary.

Non-Disclosure Agreement: All employees are required to execute the attached non-disclosure agreement, a standard aspect of our hiring process. A copy is attached.

That's it. I'm sure you know that this is a huge step for Audible - and for me. Audible has already defined one of my most exhilarating experiences, and I've been lucky enough to have had a few. As I have pledged verbally, this imminent association means that I will stand ready to assist and continue to serve the cause. I want you to know that aside the significant economic value your leadership will create, I look forward to this association on a personal plane.
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Please countersign this letter and fax a copy back to Audible at our private fax number -- 973-890-0178 (to my attention). I will then immediately fax back a
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signed executed copy of this agreement. I will be on the road Monday and Tuesday
(command performance with the President of Sanyo in LA). Back on the redeye on Tuesday night.


ONWARD!


/s/ Donald Katz
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Donald Katz
Chairman, Founder, and Acting CEO
Audible, Inc.

So agreed:

/s/ Thomas G. Baxter
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Thomas G. Baxter